FOR IMMEDIATE RELEASE		October 30, 2015
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Paul Mountain, (602) 250-4952
Website:	pinnaclewest.com

PINNACLE WEST REPORTS HIGHER THIRD-QUARTER EARNINGS

•	Quarterly financial results benefit from higher retail sales and warmer weather

•	Disciplined cost management and strong operational performance also contribute to bottom line

•	Company affirms 2015 guidance, introduces 2016 guidance

PHOENIX -Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders for the 2015 third quarter of $257.1 million, or $2.30 per diluted share. This result compares with net income of $244.0 million, or $2.20 per share, for the same period a year ago.

“It was a solid quarter for us. An increase in retail sales, ongoing cost management and superior operational performance all contributed to sound financial results,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt, adding that quarter-over-quarter weather-normalized sales growth has been positive four out of the past seven quarters.

“Operationally, our employees stepped up during what proved to be one of the most challenging storm seasons in years,” he said. “Our crews performed well under tough conditions, and employees across all departments responded with the high-quality service our customers have come to expect from APS.”

The 2015 third-quarter results comparison was positively impacted by the following major factors:

•
Adjustment mechanisms improved earnings by $0.17 per share compared to the 2014 third quarter. These adjustors included a Jan. 1, 2015, rate change reflecting acquisition of Southern California Edison’s interest in Units 4 and 5 of the Four Corners Power Plant; increased transmission revenues; revenue from the Company’s AZ Sun Program; and higher lost fixed cost recovery (LFCR) revenue.

•
Higher retail electricity sales - excluding the effects of weather variations, but including the effects of customer conservation, energy efficiency programs and distributed renewable generation - improved earnings $0.08 per share. Compared to the same quarter a year ago, weather-normalized retail sales improved 2.1 percent, while total customer growth increased 1.3 percent quarter-over-quarter.

•
The effects of weather variations improved results by $0.04 per share compared to the year-ago period. Highlighted by the second hottest August in 20 years, this year’s third quarter was warmer than the same period last year (104.3 degrees average high temperatures versus 102.9 degrees) and slightly more favorable (0.5 percent) than normal based on a rolling 10-year average. As a result, residential cooling degree-days (a measure of the effects of weather) were 10.5 percent greater than last year’s third quarter and 3.3 percent better than normal 10-year averages.

These positive factors were partially offset by the following items:

•	Higher depreciation and amortization expenses, largely associated with the Four Corners transaction and additional plant in service, reduced earnings by $0.12 per share.

•	Expiration of a long-term wholesale contract at the end of 2014 decreased earnings by $0.02 per share.

•	The net effect of miscellaneous items decreased earnings $0.05 per share.

Financial Outlook
For 2015, the Company continues to expect its on-going consolidated earnings will be within a range of $3.75 to $3.95 per diluted share, on a weather-normalized basis.

Looking ahead to 2016, the Company estimates its on-going consolidated earnings will be within a range of $3.90 to $4.10 per diluted share. Longer-term, the Company’s goal is to achieve a consolidated earned return on average common equity of more than 9.5 percent annually through 2016.

Key factors and assumptions underlying both the 2015 and 2016 outlook can be found in the third-quarter 2015 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2015 third-quarter results, as well as recent developments, at 12 noon ET (9 a.m. AZ time) today, October 30. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, November 6, 2015, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 13621086.

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $15 billion, about 6,200 megawatts of generating capacity and about 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•	new legislation or regulation including those relating to environmental requirements, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, particularly in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental and other concerns surrounding coal-fired generation;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in Part II, Item 1A of the Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2015	2014	2015	2014

Operating Revenues	$ 1,199,146	$ 1,172,667	$ 2,761,013	$ 2,765,182

Operating Expenses
Fuel and purchased power	363,847	382,361	868,561	923,001
Operations and maintenance	220,449	223,418	646,358	647,522
Depreciation and amortization	125,625	103,660	369,313	310,582
Taxes other than income taxes	43,241	40,850	129,489	130,699
Other expenses	873	603	2,524	2,320
Total	754,035	750,892	2,016,245	2,014,124

Operating Income	445,111	421,775	744,768	751,058

Other Income (Deductions)
Allowance for equity funds used during construction	7,645	7,038	26,214	21,979
Other income	139	2,366	549	7,514
Other expense	(5,538)	(4,193)	(12,433)	(9,385)
Total	2,246	5,211	14,330	20,108

Interest Expense
Interest charges	49,342	47,626	146,069	152,346
Allowance for borrowed funds used during construction	(3,518)	(3,479)	(12,056)	(11,039)
Total	45,824	44,147	134,013	141,307

Income Before Income Taxes	401,533	382,839	625,085	629,859

Income Taxes	139,555	134,753	214,873	215,698

Net Income	261,978	248,086	410,212	414,161

Less: Net income attributable to noncontrolling interests	4,862	4,125	14,072	21,976

Net Income Attributable To Common Shareholders	$ 257,116	$ 243,961	$ 396,140	$ 392,185

Weighted-Average Common Shares Outstanding - Basic	111,036	110,686	110,984	110,579

Weighted-Average Common Shares Outstanding - Diluted	111,616	111,103	111,490	110,962

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 2.32	$ 2.20	$ 3.57	$ 3.55
Net income attributable to common shareholders - diluted	$ 2.30	$ 2.20	$ 3.55	$ 3.53